Exhibit 3.1
AMENDMENT NO. 1
TO
THE AMENDED AND RESTATED BYLAWS
OF
MIMEDX GROUP, INC.

Pursuant to the resolutions duly adopted by the Board of Directors of MiMedx Group, Inc., a Florida corporation (the “Corporation”), and in accordance with Section 10, Article VIII of the Amended and Restated Bylaws of the Corporation (the “Bylaws”), the Bylaws are amended as set forth below. Except as specifically set forth below, the Bylaws remain unchanged and in full force and effect.

1. A new Section 10(d) is added to Article II of the Bylaws, the text of which is set forth below:
“(d). Shareholder Nominations Included in the Corporation’s Proxy Materials.

(i) Definitions. For purposes of this Section 10(d), the following terms shall have the meanings set forth below, except as otherwise provided herein.

“Eligible Holder” means a person who has either (i) been a record holder of the shares of common stock of the Corporation used to satisfy the eligibility requirements of Section 10(d)(iv) continuously for the three (3)-year period as described in Section 10(d)(iv), or (ii) provides to the Secretary of the Corporation, within the time period specified in Section 10(d)(v), evidence of continuous ownership of such shares for such three (3)-year period from one or more securities intermediaries in a form that the Board of Directors, or its designee, determines would be acceptable for purposes of a shareholder proposal under Rule 14a-8(b)(2) under the Exchange Act (or any successor rule).

“Maximum Number” with respect to any annual meeting of the shareholders, means that number of nominees for election to the Board of Directors that constitutes no more than the greater of (i) two (2) or (ii) 20% of the total number of directors of the Corporation as of the last day on which a Qualified Nomination Notice may be submitted pursuant to Section 10(d)(v) (rounded down to the nearest whole number). The Maximum Number shall be subject to the adjustments described in Section 10(d)(iii).

“Minimum Number” means 3% of the Corporation’s issued and outstanding shares of common stock of the Corporation as of the most recent date for which such amount is given in any filing made by the Corporation with the Securities and Exchange Commission prior to the submission of the Qualified Nomination Notice.

“Qualified Nomination Notice” means a notice given by a Nominating Shareholder that complies with the requirements of Section 10(d)(v) and names a Nominee.

“Nominating Shareholder” means an Eligible Holder or group of up to 20 Eligible Holders who nominate a nominee for election to the Board of Directors.

“Nominee” means any person nominated for election to the Board of Directors by a Nominating Shareholder that, individually and collectively, in the case of a group, satisfy all applicable procedures set forth in Section 10(d)(iv) and 10(d)(v).

(ii) Inclusion of Nominee in Proxy Statement. Subject to the provisions of this Section 10(d) of this Article II, if expressly requested in a Qualified Nomination Notice delivered by a Nominating Shareholder, the Corporation shall include in its proxy statement for any annual meeting of the shareholders:

(A) the name of the Nominee, which shall also be included on the Corporation’s form of proxy and ballot;

(B) disclosures about the Nominee and Nominating Shareholder required under the rules of the SEC or other applicable law to be included in the proxy statement;

(C) any statement included by the Nominating Shareholder in the Qualified Nomination Notice for inclusion in the proxy statement in support of the Nominee’s election to the Board of Directors (subject, without limitation, to Section 10(d)(v)(B) of this Article II), if such statement does not exceed 500 words and fully complies with Section 14 of the Exchange Act, and the rules and regulations thereunder, including Rule 14a-9; and

(D) any other information that the Corporation or the Board of Directors determines, in its discretion, to include in the proxy statement relating to the nomination of the Nominee, including, without limitation, any statement in opposition to the nomination and any of the information provided pursuant to this Section 10(d) of this Article II.

(iii) Maximum Number of Nominees.

(A) The Corporation shall not be required to include in the proxy statement for an annual meeting of the shareholder more Nominees than the Maximum Number for such annual meeting. The Maximum Number for a particular annual meeting of the shareholders shall be reduced by: (1) Nominees who are subsequently withdrawn or that the Board of Directors itself decides to nominate for election at such annual meeting, (2) Nominees who cease to satisfy, or Nominees of Nominating Shareholders that cease to satisfy, the eligibility requirements in this Article II, Section 10(d) and (3) the number of incumbent directors who were Nominees with respect to any of the preceding two annual meetings of the shareholders and whose reelection at the upcoming annual meeting of the shareholders is being recommended by the Board of Directors. If one or more vacancies for any reason occurs on the Board of Directors after the deadline set forth in Section 10(d)(v) of this Article II, but before the date of the annual meeting of the shareholders, and the Board of Directors resolves to reduce the size of the Board in connection therewith, the Maximum Number shall be calculated based on the number of directors in office as so reduced.

(B) If the number of Nominees pursuant to this Section 10(d) of this Article II for any annual meeting of the shareholders exceeds the Maximum Number then, promptly upon notice from the Corporation, each Nominating Shareholder will select one Nominee for inclusion in the proxy statement until the Maximum Number is reached, going in order of the amount (largest to smallest) of the ownership position as disclosed in each Nominating Shareholder’s Qualified Nomination Notice, with the process repeated if the Maximum Number is not reached after each Nominating Shareholder has selected one Nominee. If, after the deadline for submitting a Qualified Nomination Notice as set forth in Section 10(d)(v) of this Article II, a Nominating Shareholder becomes ineligible or withdraws its nomination, or a Nominee becomes unwilling to serve on the Board of Directors, whether before or after the delivery of the definitive proxy statement, then the nomination shall be disregarded, and the Corporation (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded Nominee or any successor or replacement Nominee proposed by the Nominating Shareholder or by any other Nominating Shareholder, and (2) may otherwise communicate to its shareholders, including, without limitation, by amending or supplementing its proxy statement or ballot or form of proxy, that the Nominee will not be included as a Nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting of the shareholders.

(iv) Eligibility of Nominating Shareholder.

(A) An Eligible Holder or group of up to twenty (20) Eligible Holders may submit a nomination in accordance with this Section 10(d) of this Article II only if the person or group (in the aggregate) has continuously owned at least the Minimum Number of shares of the common stock of the Corporation (as adjusted for any stock splits, stock dividends, or similar events) throughout the three (3)-year period preceding, including the date of submission of, the Qualified Nomination Notice, and continues to own at least the Minimum Number through the date of the annual meeting of the shareholders. A group of funds under common management and investment control shall be treated as one Eligible Holder if such Eligible Holder shall provide, together with the Qualified Nomination Notice, documentation reasonably satisfactory to the Corporation that demonstrates that the funds are under common management and investment control. For the avoidance of doubt, in the event of a nomination by a group of Eligible Holders, any and all requirements and obligations for an individual Eligible Holder that are set forth in this Section 10(d) of this Article II, including the minimum holding period, shall apply to each member of such group; provided, however, that the Minimum Number shall apply to the ownership of the group in the aggregate. If any shareholder withdraws from a group of Eligible Holders acting together as a Nominating Shareholder at any time prior to the annual meeting of the shareholders, the group of Eligible Holders shall only be treated as owning the shares held by the remaining members of the group.

(B) For purposes of this Section 10(d) of this Article II, an Eligible Holder “owns” only those outstanding shares of common stock of the Corporation as to which the Eligible Holder possesses both: (1) the full voting and investment rights pertaining to the shares; and (2) the full economic interest in (including the opportunity for profit and risk of loss on) such shares. The number of shares calculated in accordance with clauses (1) and (2) shall not include any shares: (a) purchased or sold by such Eligible Holder or any of its affiliates in any transaction that has not been settled or closed, (b) sold short by such Eligible Holder, (c) borrowed by such Eligible Holder or any of its affiliates for any purpose or purchased by such Eligible Holder or any of its affiliates pursuant to an agreement to resell or subject to any other obligation to resell to another person, or (d) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such Eligible Holder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of outstanding shares of common stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, the purpose or effect of: (x) reducing in any manner, to any extent or at any time in the future, such Eligible Holder’s or any of its affiliates’ full right to vote or direct the voting of any such shares, and/or (y) hedging, offsetting, or altering to any degree, gain or loss arising from the full economic ownership of such shares by such Eligible Holder or any of its affiliates. An Eligible Holder “owns” shares held in the name of a Nominee or other intermediary, so long as the Eligible Holder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest (including the opportunity for profit and risk of loss on) in the shares. An Eligible Holder’s ownership of shares shall be deemed to continue during any period in which the Eligible Holder has delegated any voting power by means of a proxy, power of attorney, or other similar instrument or arrangement that is revocable at any time by the Eligible Holder. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of common stock of the Corporation are “owned” for these purposes shall be determined by the Board of Directors.

(C) No person shall be permitted to be in more than one group constituting a Nominating Shareholder, and if any person appears as a member of more than one group, it shall be deemed to be a member of the group that has the largest ownership position as reflected in the Qualified Nomination Notice.

(v) Qualified Nomination Notice. To nominate a Nominee, the Nominating Shareholder must, no earlier than 150 days and no later than 120 days before the anniversary of the date that the Corporation delivered its proxy statement for the prior year’s annual meeting of the shareholders, submit to the Secretary of the Corporation at the principal executive office of the Corporation all of the following information and documents (collectively, the “Qualified Nomination Notice”), and in no event will the public announcement of an adjournment of the annual meeting of shareholders commence a new time period for the giving of the Qualified Nomination Notice as provided above; provided, however, that if (and only if) the annual meeting of the shareholders is not scheduled to be held within a period that commences 30 days before the anniversary date of the prior year’s annual meeting of shareholders and ends 30 days after such anniversary date (an annual meeting of the shareholders date outside such period being referred to herein as an “Other Meeting Date”), the Qualified Nomination Notice shall be given in the manner provided herein by the later of the close of business on the date that is 180 days prior to such Other Meeting Date or the tenth day following the date such Other Meeting Date is first publicly announced or disclosed:

(A) A Schedule 14N (or any successor form) relating to the Nominee, completed and filed with the SEC by the Nominating Shareholder as applicable, in accordance with SEC rules.

(B) A written notice of the nomination of such Nominee, in a form deemed satisfactory by the Board of Directors, that includes the following additional information, agreements, representations and warranties by the Nominating Shareholder (including each group member): (1) the information required with respect to the nomination of directors pursuant to Article II, Section 10(a) of these Bylaws, (2) the details of any relationship that existed within the past three years and that would have been described pursuant to Item 6(e) of Schedule 14N (or any successor item) if it existed on the date of submission of the Schedule 14N; (3) a representation and warranty that the Nominating Shareholder acquired the securities of the Corporation in the ordinary course of business and did not acquire, and is not holding, securities of the Corporation for the purpose or with the effect of influencing or changing control of the Corporation; (4) a representation and warranty that the Nominee’s candidacy or, if elected, Board of Directors membership would not violate applicable state or federal law or the rules of any stock exchange on which the Corporation’s securities are traded; (5) a representation and warranty that the Nominee: (a) does not have any direct or indirect relationship with the Corporation that would cause the Nominee to be considered not independent pursuant to the Corporation’s corporate governance guidelines as most recently published on its website and otherwise qualifies as independent under the rules of the primary stock exchange on which the Corporation’s securities are traded; (b) meets the Audit Committee independence requirements under the rules of any stock exchange on which the Corporation’s securities are traded; (c) is a “non-employee director” for the purposes of Rule 16b-3 under the Exchange Act (or any successor rule); and (d) is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or any successor rule) under the Securities Act of 1933, as amended (the “Securities Act”) or Item 401(f) of Regulation S-K (or any successor rule) under the Exchange Act, without reference to whether the event is material to an evaluation of the ability or integrity of the Nominee; and (e) has not been named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses) and has not been convicted in such a criminal proceeding in the last ten years; (E) a representation and warranty that the Nominating Shareholder satisfies the eligibility requirements set forth in Section 10(d)(iv) of this Article II and has provided evidence of ownership to the extent required by Section 10(d)(iv) of this Article II; (6) a representation and warranty that the Nominating Shareholder intends to continue to satisfy the share ownership eligibility requirements described in Section 10(d)(iv) of this Article II through the date of the annual meeting of the shareholders; (7) details of any position of the Nominee as an officer or director of any competitor (that is, any entity that produces products or provides services that compete with or are alternatives to the principal products produced or services provided by the Corporation or its affiliates) of the Corporation, within the five years preceding the submission of the Qualified Nomination Notice; (8) a representation and warranty that the Nominating Shareholder will not engage in a “solicitation” within the meaning of Rule 14a-1(l) of the Exchange Act (without reference to the exception in Rule 14a-1(l)(2)(iv) of the Exchange Act) (or any successor rules) with respect to the annual meeting of the shareholders, other than with respect to the Nominee or any nominee of the Board; (9) a representation and warranty that the Nominating Shareholder will not use any proxy card other than the Corporation’s proxy card in soliciting shareholders in connection with the election of a Nominee at the annual meeting of the shareholders; (10) if desired, a statement for inclusion in the proxy statement in support of the Nominee’s election to the Board of Directors, provided that such statement shall not exceed 500 words and shall fully comply with Section 14 of the Exchange Act and the rules and regulations thereunder, including Rule 14a-9; and (11) in the case of a nomination by a group, the designation by all group members of one group member who is authorized to act on behalf of all group members with respect to all matters relating to the nomination, including withdrawal of the nomination.

(C) An executed agreement, in a form deemed satisfactory by the Board of Directors, which must be submitted within seven days of the Nominating Shareholder’s first submission of any information required by this Section 10(d) of this Article II, in a form deemed satisfactory by the Board of Directors or its designee, pursuant to which the Nominating Shareholder (including each group member) agrees: (1) to comply with all applicable laws, rules and regulations in connection with the nomination, solicitation and election; (2) to file any written solicitation or other communication with the Corporation’s shareholders relating to one or more of the Corporation’s directors or director nominees or any Nominee with the SEC, regardless of whether any such filing is required under rule or regulation or whether any exemption from filing is available for such materials under any rule or regulation; (3) to assume all liability stemming from an action, suit or proceeding concerning any actual or alleged legal or regulatory violation arising out of any communication or action by the Nominating Shareholder or any of its Nominees with the Corporation, its shareholders or any other person in connection with the nomination or election of directors, including, without limitation, the Qualified Nomination Notice; and (4) to indemnify and hold harmless (jointly with all other group members, in the case of a group member) the Corporation and each of its directors, officers and employees individually against any liability, loss, damages, expenses or other costs (including attorneys’ fees) incurred in connection with any threatened or pending action, suit or proceeding, whether legal, administrative, or investigative, against the Corporation or any of its directors, officers or employees arising out of or relating to a failure or alleged failure of the Nominating Shareholder to comply with, or any breach or alleged breach of, its obligations, agreements or representations under this Section 10(d) of this Article II, or otherwise arising out of any nomination, solicitation or other activity by any Nominating Shareholder in connection with its efforts under this Section 10(d) of this Article II.

(D) An executed agreement, in a form deemed satisfactory to the Board of Directors, which must be submitted within seven days of the Nominating Shareholder’s first submission of any information required by this Section 10(d) of this Article II, in a form determined to be satisfactory by the Board of Directors, or its designee, by the Nominee: (1) to provide to the Corporation such other information, including completion of the Corporation’s director questionnaire, as it may reasonably request; and (2) that includes the representation and agreement set forth in Section 10(a)(iii)(B)(5) of these Bylaws.

(E) In the event that any information or communications provided by a Nominating Shareholder or Nominee to the Corporation or its shareholders is not, when provided, or thereafter ceases to be, true, correct and complete in all material respects (including omitting a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading), each Nominating Shareholder or Nominee, as the case may be, shall promptly notify the Secretary of the Corporation and provide the information that is required to make such information or communication true, correct, complete and not misleading; it being understood that providing any such notification shall not be deemed to cure any such defect or limit the Board of Directors’ right to omit a Nominee from its proxy materials.
The information and documents required by this Section 10(d)(v) of this Article II shall be: (A) provided with respect to and executed by each group member, in the case of information applicable to group members; and (B) provided with respect to the persons specified in Instruction 1 to Items 6(c) and (d) of Schedule 14N (or any successor items) in the case of a Nominating Shareholder or group member that is an entity. The Qualified Nomination Notice shall be deemed submitted on the date on which all the information and documents referred to in this Section 10(d)(v) of this Article II (other than such information and documents contemplated to be provided after the date the Qualified Nomination Notice is provided) have been delivered to or, if sent by mail, received by the Secretary of the Corporation.

(vi) Authority of the Board of Directors. The Board of Directors shall have the exclusive power and authority to interpret the provisions of this Article II, Section 10(d) and make, in good faith, all determinations deemed necessary or advisable in connection with this Article II, Section 10(d).

(vii) Exceptions.

(A) Notwithstanding anything to the contrary contained in Section 10(d) of this Article II, the Corporation may omit from its proxy statement any Nominee and any information concerning such Nominee (including a Nominating Shareholder’s statement in support) and no vote on such Nominee will occur (notwithstanding that proxies in respect of such vote may have been received by the Corporation), and the Nominating Shareholder may not, after the last day on which a Qualified Nomination Notice would be timely, cure in any way any defect preventing the nomination of the Nominee, if: (1) the Nominating Shareholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the meeting of shareholders to present the nomination submitted pursuant to this Section 10(d) of this Article II, the Nominating Shareholder withdraws its nomination or the presiding officer of the annual meeting declares that such nomination was not made in accordance with this Article II, Section 10(d) and shall therefore be disregarded; (2) the Board of Directors, determines that such

Nominee’s nomination or election to the Board of Directors would result in the Corporation violating or failing to be in compliance with these Bylaws or the Articles of Incorporation or any applicable law, rule or regulation to which the Corporation is subject, including any rules or regulations of any stock exchange on which the Corporation’s securities are traded; (3) the Nominee was nominated for election to the Board of Directors pursuant to this Section 10(d) of this Article II at one of the Corporation’s two (2) preceding Annual Meetings of shareholders and either withdrew or became ineligible or received less than 25% of the votes that all shareholders are entitled to cast for such Nominee; (4) the Nominee has been, within the past three years, an officer or director of a competitor, as defined for purposes of Section 8 of the Clayton Antitrust Act of 1914, as amended, or (5) the Corporation is notified, or the Board of Directors determines, that a Nominating Shareholder has failed to continue to satisfy the eligibility requirements described in Section 10(d)(iv) of this Article II, any of the representations and warranties made in the Qualified Nomination Notice ceases to be true and accurate in all material respects (or omits a material fact necessary to make the statement not misleading), the Nominee becomes unwilling or unable to serve on the Board of Directors or any material violation or breach occurs of the obligations, agreements, representations or warranties of the Nominating Shareholder or the Nominee under this Section 10(d) of this Article II.

(B) Notwithstanding anything to the contrary contained in this Section 10(d) of this Article II, the Corporation may omit from its proxy statement, or may supplement or correct, any information, including all or any portion of the statement in support of the Nominee included in the Nomination Notice, if the Board of Directors determines that: (1) such information is not true in all material respects or omits a material statement necessary to make the statements made not misleading; (2) such information directly or indirectly impugns character, integrity or personal reputation of, or directly or indirectly makes charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to, any person; or (3) the inclusion of such information in the proxy statement would otherwise violate the SEC proxy rules or any other applicable law, rule or regulation.

(C) The Corporation may solicit against, and include in the proxy statement its own statement relating to, any Nominee.”